Acquisition of Grand River Commerce, Inc. Investor Presentation | June 12, 2026

Legal Disclosure Forward Looking Statements This presentation contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger with Grand River Commerce, Inc. (“Grand River” or “GNRV”), the expected returns and other benefits of the proposed merger to shareholders, expected improvement in operating efficiency resulting from the proposed merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the expected effect of the proposed merger on Isabella Bank Corporation’s (“Isabella” or “ISBA”) capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed merger with customers, suppliers, employee or other business partners, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of Grand River’s business into Isabella, (5) the failure to obtain the necessary approval by the shareholders of Grand River, (6) the amount of the costs, fees, expenses and charges related to the proposed merger, (7) the ability of the parties to obtain required governmental approvals of the merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing of the proposed merger, (10) the risk that the integration of Grand River’s operations into the operations of Isabella will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Isabella’s issuance of additional shares of its common stock in the merger transaction, and (13) general competitive, economic, political and market conditions. Other relevant risk factors may be detailed from time to time in Isabella’s press releases and filings with the Securities and Exchange Commission (the “SEC”). Consequently, no forward-looking statement can be guaranteed. Neither Isabella nor Grand River undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this presentation or any related documents, Isabella and Grand River claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Additional Information about the Proposed Merger and Where to Find It This communication is being made with respect to the proposed merger involving Isabella and Grand River. This material is not a solicitation of any vote or approval of the Grand River shareholders and is not a substitute for the proxy statement/prospectus or any other documents that Isabella and Grand River may send to their respective shareholders in connection with the proposed merger. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer or solicitation would be unlawful. In connection with the proposed merger, Isabella will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Grand River and a prospectus of Isabella, as well as other relevant documents concerning the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ISABELLA, GRAND RIVER AND THE PROPOSED MERGER. When final, the proxy statement/prospectus will be sent to the shareholders of Grand River seeking the required shareholder approval. Shareholders are also urged to carefully review and consider Isabella's public filings with the SEC, including, but not limited to, its proxy statements, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by Isabella through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by Isabella will also be available free of charge on the Investor Relations page of Isabella’s website at https://ir.isabellabank.com/sec-filings/sec-filings/default.aspx. Participants in the Proposed Transaction Isabella, Grand River, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies of Grand River’s shareholders in respect of the proposed transaction under the rules of the SEC. Information regarding Isabella's directors and executive officers is available in its definitive proxy statement related to its 2026 annual meeting of shareholders, which was filed with the SEC on March 23, 2026, and certain other documents filed by Isabella with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

Expanding Presence in the Vibrant Grand Rapids Market 1) Estimated tangible common equity at closing inclusive of purchase accounting marks and one-time merger expenses Note: Financial data as of March 31, 2026; Estimated financial impact is presented for illustrative purposes only; Branch count includes full-service brick and mortar branches Source: S&P Capital IQ Pro Pro Forma Entity $2.8B Assets $2.0B Loans $2.3B Deposits ~$209MM Tangible Common Equity at Close¹ 86.9% Loan / Deposits 1.75 yr. TBV Dilution Earnback 4.0% TBV Dilution 1.3% ’27E Pro Forma ROAA 10.4% CET1 Ratio at Close Transaction Impact 10.4% ’27 EPS Accr. GNRV (2) ISBA (31) Adding $434MM in net loans and $439MM in deposits to ISBA’s existing presence of $104MM and $210MM 3 Branch Map

Overview of Grand River Commerce, Inc.

Branch Footprint



Grand Rapids
East Grand Rapids
Grand Rapids Branch
$65MM Deposits
Grandville Branch
$366MM Deposits
Wyoming
Jenison
Grandville
Forest Hills
Kentwood

Grand River Financial Highlights

$512MM Assets	**0.18%** NPAs / Assets[1,2]	**12.40%** CET1 Ratio[1]
$434MM Net Loans	**5.27%** Yield on Loans	**9.91%** Leverage Ratio[1]
$439MM Deposits	**0.01%** 5-year avg. NCOs / Loans	**20.0%** NIB / Deposits[1]

Company Description

- Founded by twenty-three West Michigan business and professional leaders and supported by nearly 750 initial investors, Grand River Bank opened for business on April 30, 2009
- Operates in West Michigan, with 2 full-service branches and a full suite of commercial, treasury management and consumer banking services, emphasizing relationship banking and community engagement
- Diversified deposit mix including $88.1MM in noninterest-bearing demand deposits[1]
- Strong bank-level capital ratios (RBC 13.6%, CET1 12.4%, Lev. Ratio 9.9%)
- Clean balance sheet & asset quality with nonperforming loans representing 0.4% of total loans, nominal delinquencies & zero loans past due more than 90 days and still accruing interest
- Return to profitability in 2025 driven by:
  - Reduction of annual operating expenses by more than $1.5MM without compromising client service
  - Stronger net interest margin and disciplined interest rate risk management
  - Ongoing repricing of Grand River's legacy loan portfolio (weighted avg life of only ~2.9 years)
  - Discontinued Operations Fully Resolved - The completion of the wind-down of Grand River Mortgage Company (GRMC) eliminating a legacy drag on earnings

Pro Forma Deposit Market Share

Grand Rapids-Wyoming-Kentwood, MI MSA

			June 30, 2025	
Rank	**Institution**	**Branch Count**	**Deps. ($MM)**	**MKT Share(%)**
1	Fifth Third Bancorp (OH)	42	5,964	18.3
2	Huntington Bancshares Inc. (OH)	36	5,740	17.7
3	Northpointe Bancshares Inc. (MI)	1	4,497	13.8
4	JPMorgan Chase & Co. (NY)	23	2,857	8.8
5	Wintrust Financial Corp. (IL)	26	2,768	8.5
6	Mercantile Bank Corp. (MI)	13	2,485	7.6
7	Independent Bank Corp. (MI)	21	1,847	5.7
8	Northstar Financial Group Inc. (MI)	9	930	2.9
9	ChoiceOne Financial Services (MI)	11	861	2.6
10	Bank of America Corporation (NC)	5	775	2.4
12	**Pro Forma Company**	**5**	**636**	**1.9**
14	**Grand River Commerce Inc. (MI)**	**2**	**431**	**1.3**
17	**Isabella Bank Corporation (MI)**	**3**	**205**	**0.6**

1) Bank-level call report data as of March 31, 2026
2) Excludes TDRs in compliance with their modified terms

Note: Financial data as of March 31, 2026; Branch and market share data as of June 30, 2025; Source: S&P Capital IQ Pro, Company Documents

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Grand Rapids Market Overview Overview Source: S&P Capital IQ Pro; The Right Place ▪ The Grand Rapids market offers an attractive opportunity for ISBA to expand its presence into the rapidly growing West Michigan market ▪ The market is expected to see robust household income and population growth over the next five years, outpacing the state of Michigan ▪ This is a market that ISBA intends to invest in and grow post-closing Largest Employers Strong Fundamental Tailwinds +16 bps $32.5B Deposit Market Size Grand Rapids MSA 1.2MM Population Grand Rapids MSA 2.31% Est. Population Change (’26 – ’31) Grand Rapids MSA $88K Median Household Income Grand Rapids MSA -70 bps 10-Yr Deposit CAGR: Grand Rapids, MSA = 4.99% Michigan = 4.77% 5

Pro Forma Loan & Deposit Mix 1) Loan composition and balances exclude purchase accounting adjustments Note: Totals may not equal 100% due to rounding; Loan and deposit composition per bank-level regulatory data as of March 31, 2026; Yields, costs and balances per consolidated GAAP financials; Jumbo defined as CDs greater than $250k Source: S&P Capital IQ Pro, Company Documents $439MM Loans MRQ Pro Forma¹ $1.6B Loans $2.0B Loans $1.9B Deposits $439MM Deposits $2.3B Deposits Yield on Loans: 5.78% Yield on Loans: 5.27% Yield on Loans: 5.62% Cost of Deposits: 1.55% Cost of Deposits: 2.45% Cost of Deposits: 1.72% Lo an C om po si ti on D ep os it C om po si ti on 6

Transaction Highlights

Financially Attractive

- Strong projected EPS accretion of approximately 10.4% and 11.0% in 2027 and 2028, respectively, with high-teens IRR
- Manageable TBV dilution at closing with an estimated earn back of 1.75 years using the crossover method
- Conservatively underwritten profitability and cost savings outlook for Grand River
- Asset-light branch structure reflects a lean, leased branch infrastructure limiting post-close fixed cost obligations and integration complexity

Strategically Compelling

- Grand River's community banking model emphasizes deep client relationships over transactional banking, consistent with Isabella's community banking philosophy and supportive of client retention post-merger
- By expanding its Grand Rapids presence, Isabella is poised to unlock new avenues for growth, including wealth management and treasury services, while Grand River's clients will gain access to Isabella's broader suite of product offerings and increased lending limits
- Potential to deploy more liquidity over time and reduce non-core funding relationships; additionally, we see opportunities to expand upon Grand River's existing West Michigan footprint

Low Risk Transaction

- Well-aligned values with similar credit cultures; Grand River has a track record of exceptional credit quality
- GNRV President & CEO Drew Ysseldyke to join ISBA as Market President
- Completed comprehensive due diligence process; ~50% of the commercial portfolio was reviewed and credit quality was overall very positive
- Identified, compelling (35%) cost savings opportunities; branch-light model expected to make integration straightforward

Source: Company documents

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Transaction Summary Buyer ▪ Isabella Bank Corporation (“Isabella”) ▪ Mount Pleasant, MI ▪ Established 1903 Seller ▪ Grand River Commerce, Inc. (“Grand River”) ▪ Grandville, MI ▪ Established 2009 Consideration² ▪ 65% of Grand River shares to receive stock consideration and 35% to receive cash consideration ▪ Grand River stockholders have the option to elect a fixed $5.72 per share in cash, or a fixed exchange ratio of 0.1415x shares of Isabella common stock for each Grand River common share, subject to adjustment, and in each case subject to pro-ration ▪ In aggregate, ISBA will issue 839,003 shares and pay $18,262,391 in cash to Grand River shareholders ▪ The exchange ratio and cash per share will be determined based on the total Grand River shares outstanding at closing Transaction Value¹ ² ▪ $54.6MM in aggregate ▪ $5.98 per share on a blended basis Valuation Multiples¹ ▪ 123% of Tangible Book Value per Share ▪ Pay-to-Trade ratio of 72% ³ ▪ 9.1x 2027 Estimated Earnings per Share + 35% Cost Savings ▪ 3.4% Premium on core deposits ⁴ Expected Closing ▪ Q4 2026 8 1) Transaction value and valuation multiples are based on Isabella’s closing share price of $43.24 as of June 11, 2026 and Grand River’s March 31, 2026 financial data 2) Based on Grand River’s projected shares outstanding of 9,122,073, and 25,000 options with a $5.30 weighted average strike price cashed out with merger consideration 3) Pay-to-Trade defined as the transaction TBV multiple divided by Isabella’s standalone TBV multiple 4) Core deposits exclude all time deposits Source: Company documents

Financial Impact Key Assumptions ▪ Cost savings of 35.0% of Grand River’s expense base ($4.9MM fully-phased in) ▪ 75% phased-in during 2026, 100% thereafter ▪ $7.7MM in estimated pre-tax deal expenses, fully realized in pro forma tangible book value estimate at closing ▪ Pre-tax loss of $1.7MM in available-for-sale securities is accreted into earnings over 5.6 years Straight Line ▪ Loan credit mark of 1.24% of estimated gross loans at closing, or $5.5MM (assumes no CECL “double-count”) ▪ Loan interest rate mark of 1.39% of estimated gross loans at closing, or $6.2MM (accreted into earnings over 3.0 years Straight Line) ▪ Time deposit mark down of $0.2MM accreted through earnings over 1.0 year Straight Line ▪ Core deposit intangible of 3.00%, amortized over 10 years SYD ▪ $18MM of wholesale borrowings paid down at closing, funded through sale of securities ▪ Grand River sub-debt of $8.25MM with rate of 3-MO SOFR + 538 BPS to be redeemed at closing ▪ Assumes convertible 9.0% sub-debt is converted on September 1, 2026 to common shares at 70% of June 30, 2026 TBVPS ▪ Cash consideration to be funded through cash on-hand at holding company (currently approximately $31MM and, as needed, bank dividend) Projected EPS Accretion ▪ Approximately 10.4% in 2027 and 11.0% in 2028 Projected TBV Impact ▪ TBV dilution of 4.0% at closing ▪ 1.75 year TBVPS dilution earnback (crossover method) Expected Pro Forma Capital Levels ▪ 7.8% , 8.6% tangible common equity / tangible assets at closing and 2027, respectively ▪ 10.4%, 11.5% CET1 Ratio at closing and 12/31/2027, respectively ▪ 8.1%, 9.1% leverage ratio at closing and 12/31/2027, respectively 9 Source: Company documents

▪ Thorough review of key operating areas of the bank over multiple weeks ▪ Carried out by combination of 3rd party loan review team and Isabella team members and leadership ▪ Detailed credit review: ▪ ~50% coverage of commercial portfolio ▪ ~80% coverage of classified / non-performing / special mentions Comprehensive Due Diligence Process Overview Due Diligence Scope Financial & Accounting Commercial Lendingl Credit Quality Operations Information Technology Risk Management Treasury Audit Regulatory Legal Human Resources Compliance 10 Source: Company documents

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